EXHIBIT 5(a)
November 18, 1994

Board of Directors
Tech-Sym Corporation
10500 Westoffice Drive
Houston, Texas  77042

Gentlemen:

As General Counsel and Secretary to Tech-Sym Corporation, a Nevada corporation (the "Company"), I am familiar with the action taken in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 40,000 shares of common stock, $0.10 par value (the "Common Stock"), of the Company owned by, or issuable to, the Selling Stockholders (as defined in the Registration Statement).

In such capacity, I have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as I have deemed necessary for the purposes of the opinions contained herein. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original of all documents submitted to me as copies.

Based on the foregoing and having due regard to such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized, and that
(i) the 600 shares of Common Stock previously issued by the Company to one of the Selling Stockholders pursuant to the exercise of stock options have been validly issued, fully paid and nonassessable and (ii) the remaining 39,400 shares of Common Stock issuable to the Selling Stockholders upon the exercise of stock options, when issued in accordance with the terms of the stock option agreements relating thereto and the payment of the consideration specified therein, will be validly issued, fully paid and nonassessable.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.


Very truly yours,



J. Rankin Tippins
General Counsel and Secretary